UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2007

NewGen Technologies, Inc

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210
(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

NewGen Technologies, Inc. (“NewGen”), Appalachian Oil Company, Inc. (“Appco”) and the stockholders of Appco (the “Sellers”) entered into an addendum dated as of March 12, 2007, effectively providing that neither party can unilaterally terminate that certain Stock Purchase Agreement, dated as of January 16, 2007, as amended, prior to 5:00 PM on April 2, 2007 due to the failure to close the Appco acquisition (the “Closing”) prior to such time; provided, that, NewGen pays to the Sellers $250,000 as a non-refundable good faith deposit prior to 5:00 PM on March 13, 2007. This initial good faith deposit will be applied at the Closing as a pre-paid credit toward NewGen’s obligation to pay the purchase price.

In the event that the Closing does not occur prior to 5:00 PM on April 2, 2007, NewGen has the option to further extend the date that neither party can unilaterally terminate the Stock Purchase Agreement until 5:00 PM on April 16, 2007; provided, that, NewGen pays to the Sellers another $250,000 as a non-refundable good faith deposit. This second good faith deposit will be applied at the Closing as a pre-paid credit toward NewGen’s obligation to pay the purchase price.

Previously, NewGen and Appco each had the unilateral right to terminate the Stock Purchase Agreement if the acquisition did not close prior to 5:00 PM on March 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

March 12, 2007	/s/ S. Bruce Wunner
Name: S. Bruce Wunner
Title: Chief Executive Officer